EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

Stratus Media Group, Inc., a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

1.         The name of the corporation is hereby being changed in this restatement to “RestorGenex Corporation” This corporation was originally incorporated under the name of Mojave Financial Services, Inc., and the original Articles of Incorporation of the corporation were filed with the Secretary of State of Nevada on January 10, 1995 , as amended by the Certificate of Amendment filed on June 14, 2005; the Certificate of Amendment filed on July 20, 2005; the Certificate of Correction filed on September 22, 2005; the Certificate of Amendment filed on June 13, 2008; the Certificate of Amendment filed on March 13, 2013; and the Certificate of Amendment filed on August 13, 2013 (as amended, the “Original Articles”).

2.         Pursuant to Chapter 78, Title 7 of Nevada Revised Statutes (the “NRS”), these Amended and Restated Articles of Incorporation restate in its entirety and integrate and further amend the provisions of the Original Articles of this corporation.

3.         These Amended and Restated Articles of Incorporation have been approved in the manner required by the NRS, the Original Articles and the corporation’s Bylaws. These Amended and Restated Articles of Incorporation were approved and adopted by the Board of Directors of the corporation, and by the holders of at least a majority of the outstanding shares of the Corporation entitled to vote thereon.

The text of the Amended and Restated Articles of Incorporation as heretofore restated in its entirety is hereby restated and further amended to read as follows

ARTICLES OF INCORPORATION
OF
RESTORGENEX CORPORATION

The undersigned, pursuant to and by virtue of Chapter 78 of Nevada Revised Statutes, hereby adopt and acknowledge the following Restated Articles of Incorporation.

ARTICLE I

NAME

The name of the corporation is RestorGenex Corporation.

ARTICLE II

RESIDENT AGENT AND REGISTERED OFFICE

The name of the resident agent and the street address of the registered office in the State of Nevada where process may be served upon the corporation is Incorp Services, Inc. of 2360 Corporate Circle, Suite 400, Henderson, Nevada 89074-7722. The corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

1

ARTICLE III

CAPITAL STOCK

3.1          Authorized Shares. This corporation is authorized to have two classes of stock, designated “Common Stock” and “Preferred Stock”. The number of Shares of Common stock authorized to be issued is 1,000,000,000 with Par value of $.001 per share. The number of Preferred Stock authorized to be issued is 5,000,000 with a par value of $.001 per share.

3.2          Authority of the Board of Directors with Respect to Preferred Stock. The Board of Directors of the corporation is authorized to determine the number of series into which shares of Preferred Stock may be divided, to determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock or any series thereof or any holders thereof, to determine and alter the designations, powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or holders thereof, to fix the number of shares of that series and to increase or decrease, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series.

3.3          Reverse Split. Effective as of the filing of these Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada (the “Effective Time”), every one hundred (100) shares of this Corporation's previously authorized Common Stock, par value $0.001 (the “Old Common Stock”) outstanding or held in treasury, shall be automatically combined and reclassified into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $0.001(the “New Common Stock”). Each certificate representing shares of the Old Common Stock shall thereafter automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which the shares of the Old Common Stock represented by such certificate are reclassified and converted hereby; provided, however, that each person of record as of the Effective Time, holding a stock certificate or certificates that represents shares of the Old Common Stock shall receive, upon surrender of stock certificate or certificates, a new certificate or certificates representing the number of shares of the New Common Stock to which such person is entitled. No cash will be paid or distributed as a result of that reverse stock split of this corporation's outstanding shares of Common Stock, and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of that reverse stock split will be rounded up to the nearest whole share.

ARTICLE IV

DIRECTORS AND OFFICERS

4.1          Number of Directors. The members of the governing board of the corporation are styled as directors. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation.

4.2          Limited Liability of Directors and Officers. No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision does not eliminate or limit the liability of a director or officer of the corporation for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions in violation of Nevada Revised Statutes §78.300.

2

4.3          Payment of Expenses. In addition to any other rights of indemnification permitted by the law of the State of Nevada as may be provided for by the corporation in its bylaws or by agreement, the expenses of officers and directors incurred defending a civil or criminal action, suit or proceeding, involving alleged act or omissions of such officer or director in his or her capacity as an officer or director of the corporation, must be paid by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

4.4          Repeal and Conflicts. Any repeal or modification of Section 4.2 or 4.3 approved by the stockholders of the corporation shall be prospective only. In the event of any conflict between Section 4.2 or 4.3 and any other Article of the corporation's Articles of Incorporation, the terms and provisions of Section 4.2 or 4.3, as the case may be, shall control.

The undersigned does make and file these Amended and Restated Articles of Incorporation, hereby declaring and certifying that the facts stated here are true and accordingly has set his hand hereto on March 4, 2014.

RestorGenex Corporation

By: /s/ John F. Moynahan
John F. Moynahan
Chief Financial Officer

3